Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ARB OKLAHOMA HOLDINGS, LLC
AS SELLER
AND

GULFMARK ENERGY, INC.
AS BUYER
Dated as of August 15, 2018

Section 11.3	Assignment	32
Section 11.4	Entire Agreement	33
Section 11.5	Parties in Interest	33
Section 11.6	Public Disclosure	3
Section 11.7	Expenses	33
Section 11.8	Governing Law; Jurisdiction; Jury Trial	33
Section 11.9	Counterparts	34
Section 11.10	Severability	34
Section 11.11	Specific Performance	34
Section 11.12	Representation by Counsel; No Strict Construction	34

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2018 (the “Execution Date”), by and between ARB Oklahoma Holdings, LLC, a Colorado limited liability company (“Seller”) and GulfMark Energy, Inc., a Texas corporation (“Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller has previously entered into that certain Purchase and Sale Agreement, dated as of August 15, 2018 (the “Enterprise Purchase Agreement”), by and among Enterprise Crude Pipeline LLC (“Enterprise Pipeline”), Enterprise Crude Oil LLC (“Enterprise Crude”), Enterprise Products Operating LLC (“Enterprise Products” and, together with Enterprise Pipeline and Enterprise Crude collectively, “Enterprise”), and Seller, pursuant to which, among other things, Seller agreed to purchase 100% of the issued and outstanding equity interests (the “Company Interests”) of Red River Vehicle Holdings LLC, a Texas limited liability company (the “Company”);

WHEREAS, the transactions contemplated by the Enterprise Purchase Agreement are estimated to be consummated on or about October 1, 2018; and

WHEREAS, Seller desires to sell, convey and assign, to Buyer, and Buyer desires to purchase and accept from Seller, the Company Interests, on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1 Definitions. As used herein, the following capitalized terms used in this Agreement have the meanings defined below:

“1933 Act” has the meaning set forth in Section 5.6.

“Accountants” has the meaning set for in the Section 2.3(a)(ii).

“Affiliate” means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Benefit Plan” means any plan, program, agreement or practice providing for compensation, deferred compensation, severance, termination pay, performance awards, share or share-related awards, fringe benefits or other employee benefits, including any “employee benefit plan”, within the meaning of section 3(3) of ERISA, whether or not subject to ERISA and whether funded or unfunded, written or oral.

“Business” means the ownership and operation of the Purchased Assets.

“Business Day” means any day, except a Saturday, a Sunday on which banks are generally open for business in the State of Texas.

“Business Employee” means an employee of EPCO whose primary duties are providing services to the Business or the Company, but specifically excluding the Director of Trucking Operations North Region of EPCO.

“Buy/Sale Agreement” has the meaning set forth in Section 3.2(a)(v).

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 7.8(d)(i).

“Buyer Fundamental Representations” has the meaning set forth in Section 10.1.

“Buyer Indemnities” has the meaning set forth in Section 10.2.

“Buyer Ultimate Cap” has the meaning set forth in Section 10.10.

“Cap” has the meaning set forth in Section 10.4(b).

“Capital Lease Obligations” means, with respect to any Person, as of any time of determination, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations as of such date of determination will be the capitalized amount of such obligations as of such date as determined in accordance with GAAP.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inventory Statement” has the meaning set for in the Section 2.3(a)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Company Books and Records” has the meaning set forth in Section 7.10(a).

“Company Interests” has the meaning set forth in the recitals of this Agreement.

“Confidentiality Agreement” means that certain Mutual Confidential Information Agreement dated as of August 23, 2017, by and between Vitol Inc. and Buyer.

“Consenting Business Employee” has the meaning set forth in Section 7.8(c)(ii).

“Contract” means any written contract, agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

“Debt” means, with respect to any Person, as of any date of determination, without duplication: (a) all obligations of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), whether secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (d) all guarantees, whether direct or indirect, by such Person of Debt of others or Debt of any other Person secured by any assets of such Person, and (e) all Capital Lease Obligations of such Person.

“Deductible” has the meaning set forth in Section 10.4(b).

“De Minimis Losses” has the meaning set forth in Section 10.4(b).

“Direct Claim” has the meaning set forth in Section 10.7.

“Driver Qualification Files” means all information in the possession of Seller, EPCO or Enterprise that is required to be maintained with respect to truck drivers that are Business Employees pursuant to Title 49 Section 391.51 of the U.S. Code of Federal Regulations.

“Encumbrance” means any mortgage, security interest, pledge, lien, charge, claim, option, preferential right, indenture, right to acquire, right of first refusal, consent or notice right, deed of trust, hypothecation, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant (including any negative covenant), defect in title, condition, easement, encroachment, restriction on transfer or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Enterprise” has the meaning set forth in the recitals of this Agreement.

“Enterprise Crude” has the meaning set forth in the recitals of this Agreement.

“Enterprise Marks” means any Trademark or trade name containing “Enterprise”.

“Enterprise Pipeline” has the meaning set forth in the recitals of this Agreement.

“Enterprise Products” has the meaning set forth in the recitals of this Agreement.

“Enterprise Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Enterprise Taxes” mean any and all Taxes for which Enterprise is liable under the Enterprise Purchase Agreement.

“Environmental Law” means any and all Laws pertaining prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, or occupational health and workplace safety, including those relating to the Release, control or cleanup of Hazardous Materials.

“EPCO” means Enterprise Products Company, a Texas corporation.

“Equity Securities” means (i) equity interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any equity interests, and (iii) securities convertible into or exercisable or exchangeable for equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Existing Purchased Assets” has the meaning set forth in Section 4.7.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact and, for the avoidance of doubt, does not include negligent misrepresentation or omission.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Instruments” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership or certificate of formation and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any political subdivision thereof), court or tribunal having jurisdiction.

“Hazardous Material” means (i) any chemicals, materials or substances in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products or any other materials or articles, which are listed, defined or otherwise designated as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, under Environmental Law, including asbestos, lead- containing paints or coatings, radioactive materials and polychlorinated biphenyls; (ii) petroleum or any fraction thereof, petroleum products, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel and other petroleum hydrocarbons whether refined or unrefined; and (iii) any other material, chemical, substance or waste that is subject to regulation, investigation, control or remediation under any Environmental Law.

“Hire Date” has the meaning set forth in Section 7.8(c)(iii).

“Hired Employee” has the meaning set forth in Section 7.8(c)(iii).

“Indemnified Party” means the party making an indemnity claim under Article X.

“Indemnifying Party” means the party against whom an indemnity claim is asserted under Article X.

“Intercompany Agreements” has the meaning set forth in Section 7.11(a).

“Intercompany Account” has the meaning set forth in Section 7.11(b).

“Inventory Value Adjustment” has the meaning set forth in Section 2.3(a)(i).

“Knowledge” means (a) with respect to Seller, the actual knowledge of the individuals listed on Schedule 1.1(a) and (b) with respect to Buyer, the actual knowledge of the individuals listed on Schedule 1.1(b).

“Law” means all laws, statutes, codes, constitutions, ordinances, decrees, writs, injunctions, orders, judgments, principles of common law, tariffs, rules or regulations that are promulgated, issued or enacted by a Governmental Authority having jurisdiction over the applicable subject matter.

“Leave” has the meaning ascribed to such term in Section 7.8(c)(ii).

“Legal Restraint” means any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority.

“Liabilities” means all debts, liabilities, duties, guarantees, assurances, commitments, obligations, assessments, penalties, liens, or losses whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Loss” or “Losses” has the meaning set forth in Section 10.2.

“Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances, has had or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of the Company or the Business; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes or conditions generally affecting the economy or the financial markets in the United States or globally; (ii) changes or conditions generally affecting the industries in which the Company operates; (iii) hostilities, acts of war, sabotage, terrorism, military actions or other similar events or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Execution Date; (iv) changes in GAAP, or in the interpretation thereof; (v) after the Execution Date, the announcement of this Agreement, the Enterprise Purchase Agreement or the pendency of the transaction contemplated hereby or thereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, vendors, partners or employees); provided that such announcement was permitted under this Agreement; (vi) compliance by Seller, Enterprise or their Affiliates with this Agreement or the Enterprise Purchase Agreement, any actions taken by them or their Affiliates that are required to be taken by them or their Affiliates pursuant to this Agreement or the Enterprise Purchase Agreement or that are requested by Buyer in writing, or any actions taken by Seller or its Affiliates at the express written request of Buyer; (vii) the effect of any action taken by Buyer or any of its Affiliates with respect to this Agreement or with respect to the Company; (viii) the failure, in and of itself, of the Company to meet any projections, forecasts or estimates; or (ix) any termination of employment (for any reason or without reason, other than Seller’s breach of this Agreement) of or non- acceptance of Buyer’s (or any of its Affiliates’) employment offer by, any EPCO employee, except, in the case of clauses (i), (ii), (iii) and (iv) above, to the extent any such change, condition, event or effect has a disproportionate and adverse effect on the Company relative to other businesses in the same industry.

“Material Contracts” has the meaning set forth in Section 4.14(b).

“Oklahoma Lease” has the meaning set forth in Section 3.2(a)(v).

“Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Other Red River Assets” has the meaning set forth in Section 7.12.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Permit” means any license, permit, consent, certificate, exemption, registration, notice, waiver, franchise, filing, accreditation or other authorization or approval obtained or required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means any transfer or change of control restrictions (i) imposed on the Company Interests by securities Laws, (ii) arising under this Agreement or, to the extent such restrictions have been waived at or prior to Closing, Company’s Governing Instruments, or (iii) that will be discharged at or prior to Closing.

“Permitted Title Defects” means any defects in title of any Purchased Asset which is attributable to a scriveners’, transcription or other similar errors on the certificates of title or title transfer documents which do not in any material respect impair the value of such Purchased Asset.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.

“Pre-Closing Tax Period” means all Tax periods ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.3(a)(i).

“Proceeding” means any action, arbitration, audit, claim, hearing, investigation, litigation or suit (whether civil, commercial, administrative, criminal, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Assets” means the Purchased COT Assets and the Purchased Inventory.

“Purchased COT Assets” means the assets of the Company listed on Schedule A.

“Purchased Inventory” means all equipment and parts set forth on Schedule A under the heading "Purchased Inventory”.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, pumping, placing, discarding, abandoning, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to Buyer and Seller, such Person’s and their Affiliates’ officers, directors, managers, employees, agents, consultants, legal and financial advisors and other representatives.   “Schedule Supplement” has the meaning set for in the Section 7.2.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 10.1.

“Seller Indemnities” has the meaning set forth in Section 10.3.

“Seller Insurance Policies” has the meaning set forth in Section 7.7.

“Seller Taxes” means any and all Taxes imposed on the Company for any Pre-Closing Tax Period and for the portion of any Straddle Tax Period ending on the Closing Date (determined in accordance with Section 7.3(a)(iii)).

“Specified Vehicle” means any vehicle listed on Schedule B.

“Straddle Tax Period” means any Tax period beginning on or before and ending after the Closing Date.

“Seller Ultimate Cap” has the meaning set forth in Section 10.9.

“Straddle Tax Returns” has the meaning set forth in Section 7.3(a)(ii).

“Survival Period” has the meaning set forth in Section 10.1.

“Tax” or “Taxes” means (i) all taxes, charges, duties, fees or other assessments including income, corporation, excise, property, sales, use, value-added, gross receipts, profits, gains, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, wealth, welfare, net worth, purchase, transfer, stamp, ad valorem, conveyance, severance, production, registration, social security, environmental, occupation, franchise, alternative minimum, estimated or other similar taxes imposed by any Governmental Authority, and including any interest, penalties or addition thereto; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a consolidated, combined or unitary group for any period; and (iii) any liability for the payments of any amounts of the type described in clauses (i) or (ii) as a result of the operation of law or express obligation to indemnify any other Person.

“Tax Return” means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Texas Lease” has the meaning set forth in Section 3.2(a)(vi).

“Trademark” means any trademarks, service marks, trade names, trade dress, logos, corporate names and other similar indicia of origin or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 7.3(d).

“Treasury Regulation” means the treasury regulations promulgated under the Code, as amended.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state or local Law that is applicable.

“Willful Breach” means, with respect to any Party, that such Party does one or more of the following: (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material pre-Closing covenant or agreement applicable to such Party, (b) such Party intentionally misrepresents any of the matters covered by its representations or warranties under this Agreement as of the Execution Date, or (c) such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct such that the conditions set forth in Section 8.2(a) or Section 8.3(a), as applicable to such representation or warranty, would not be satisfied. For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts or reasonable best efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts or reasonable best efforts, as applicable, would constitute a willful and intentional breach of this Agreement.

Section 1.2 Definition and Construction Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c) Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.

(d) Reference to “day” or “days” in this Agreement refers to calendar days unless otherwise stated.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(f) All references to Sections, Exhibits and Schedules or paragraphs or subdivisions thereof mean those numbered sections, paragraphs or subdivisions in this Agreement and those Exhibits and Schedules attached hereto and made a part of this Agreement, respectively, unless specific reference is made to such exhibits, articles, sections, paragraphs or subdivisions of another document or instrument.

ARTICLE II.
PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.1 Purchase and Sale of the Company Interests.  Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire, accept, assume and receive from Seller, subject only to Permitted Encumbrances but otherwise free of all Encumbrances, all of Seller’s right, title and interest in and to the Company Interests.

Section 2.2 Payment of the Purchase Price. The total purchase price to be paid by Buyer to Seller in consideration for the Company Interests shall be Ten Million Dollars ($10,000,000), subject to adjustment as set forth in Section 2.3 below (the “Purchase Price”) and shall be paid by Buyer to Seller at the Closing in cash by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule 2.2 to the account(s) designated therein.

Section 2.3 Purchase Price Adjustment.

(a) Post-Closing Purchase Price Adjustment.

(i) Within twenty (20) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Inventory Statement”) setting forth any discrepancies in the Purchased COT Assets actually delivered at Closing from the Purchased COT Assets listed on Schedule A, including any missing or materially damaged Purchased COT Assets and the replacement value or repair cost of each such item, not to exceed the value for such item set forth on Schedule 2.3 (the “Inventory Value Adjustment”); provided that the Inventory Value Adjustment included in the Closing Inventory Statement shall only include material changes to the Purchased COT Assets occurring after Buyer’s inspection of such Purchased COT Assets prior to the Execution Date and shall exclude any loss, damage or reduction in value as a result of depreciation and/or ordinary wear and tear and any damage claims to the extent such damages do not render any such Purchased COT Assets inoperable. For purposes of this Section 2.3(a), “material” and “materially” shall mean a value greater than Seventeen Thousand Five Hundred Dollars ($17,500).

(ii) If, within thirty (30) days after the date of Buyer’s delivery of the Closing Inventory Statement, Seller (i) determines that the Closing Inventory Statement and the Inventory Value Adjustment have not been prepared or determined in accordance with this Agreement or (ii) disagrees with the replacement value proposed by Buyer, Seller may give written notice to Buyer within such 30-day period setting forth Seller’s proposed changes to the Closing Inventory Statement as prepared by Buyer and the determination by Seller of the Inventory Value Adjustment. The failure by Seller to so express disagreement and provide such notice within such 30-day period will constitute acceptance of Buyer’s preparation of the Closing Inventory Statement and the Inventory Value Adjustment. If Buyer and Seller are unable to resolve any disagreement between them with respect to the preparation of the Closing Inventory Statement and the determination of the Inventory Value Adjustment within fifteen (15) days after the giving of notice by Seller to Buyer of such disagreement, the dispute may be referred by Buyer or Seller for determination to the Houston, Texas office of BDO USA, LLP or, if such firm is not willing or able to serve, a mutually acceptable, independent, nationally or regionally recognized accounting firm (the “Accountants”). Within fifteen (15) days of such referral, each party shall submit, in writing, detailed briefs to the Accountants setting forth their position, and the Accountants shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Accountants. The Accountants will not disclose either party’s position to the other party. Neither Buyer nor Seller shall be entitled to respond to the brief provided by the other party to the Accountants. The Accountants may ask and receive responses in writing from one or both parties in order to clarify such party’s position. The Accountants are authorized to select only the Inventory Value Adjustment as presented by Buyer or Seller and shall not select any other amount as the Inventory Value Adjustment. The costs and expenses of the Accountants shall be borne by the party against whom the majority of amounts in dispute are decided. No party will disclose to the Accountants, and the Accountants will not consider for any purposes, any settlement discussions or settlement offer made by any party. The decision of the Accountants shall be final and binding on the parties.

(iii) During the period that Seller’s advisors and personnel are conducting their review of Buyer’s preparation of the Closing Inventory Statement and the determination of the Inventory Value Adjustment until the final determination of the Closing Inventory Statement and the determination of the Inventory Value Adjustment, Seller and its Representatives will have reasonable access during normal business hours to the work papers prepared by or on behalf of Buyer and its Representatives in connection with Buyer’s preparation of the Closing Inventory Statement and the determination of the Inventory Value Adjustment; provided, however, that Seller will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of Buyer.

(iv) Upon the final determination of the Closing Inventory Statement and the Inventory Value Adjustment, the Purchase Price shall be decreased by the Inventory Value Adjustment. Any payment in respect of the Inventory Value Adjustment will be made by Seller in cash by wire transfer of immediately available funds to one account specified by Buyer in writing, within five (5) Business Days following the final determination of the Inventory Value Adjustment.

Section 2.4 U.S. Federal Income Tax Allocation. For U.S. federal income tax purposes, Seller and Buyer shall treat this purchase and sale of the Company Interests as a purchase of assets and they shall cooperate to allocate the Purchase Price (as determined for U.S. federal income tax purposes) among the Purchased Assets in order to file IRS Form 8594. Seller and Buyer shall file all Tax Returns consistent with the agreed allocation on IRS Form 8594.

ARTICLE III.
CLOSING

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of transactions (the “Closing”) shall take place electronically on the same day as the consummation of the transactions contemplated by the Enterprise Purchase Agreement, to be effective one minute after the closing of the transactions contemplated by the Enterprise Purchase Agreement, or at such other time or date as the Parties may mutually agree in writing; provided that the date of the Closing shall be a date not earlier than October 1, 2018, unless such otherwise changed by mutual agreement of the Parties. The date on which the Closing occurs is referenced herein as the “Closing Date.” All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein.

Section 3.2 Closing Deliveries.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) an Assignment of Membership Interests duly executed by Seller, substantially in the form attached hereto as Exhibit A (the “Assignment Agreement”), whereby Seller shall convey and transfer to Buyer all of Seller’s right, title and interests in and to the Company Interests, subject to the terms contained;

(ii) a properly executed statement from Seller (or the appropriate parent Affiliate, if Seller is disregarded as an entity separate from its parent for federal income tax purposes on the Closing Date), dated as of the Closing Date, that meets the requirements of Section 1.1445-2(b)(2) promulgated under the Code;

(iii) subject to Section 7.14, (A) with respect to any Specified Vehicle, originals of all Certificates of Title issued in the name of the Company that are in the possession of Seller as of the Closing Date and (B) with respect to each other vehicle constituting a Purchased COT Asset, originals of all certificates of title issued in the name of the Company;

(iv) evidence of the Company’s Department of Transportation number and associated pin number;

(v) a Buy/Sale Agreement duly executed by Texoma Crude Oil Pipeline Company LLC, substantially in the form attached hereto as Exhibit B (the “Buy/Sale Agreement”);

(vi) a lease agreement duly executed by Seller or an Affiliate of Seller, with respect to the real property located at or about 13688 State Highway 240, Electra, TX 76360 and 175 Skinner Road, Bowie, TX 76230 (the “Texas Lease”);

(vii) a lease agreement duly executed by Seller or an Affiliate of Seller, with respect to the real property located at or about 13474 State Highway 76, Healdton, OK 73428 and Route 1, Box 93A, North-Hwy. 277, Cyril, OK 73029 (the “Oklahoma Lease”);

(viii) a Guaranty duly executed by Texoma Crude Oil Pipeline Company LLC, substantially in the form attached hereto as Exhibit C;

(ix) a certificate of a duly authorized officer of Seller certifying, as of the Closing Date, as to the attachment of true and complete copies of the Governing Documents of Seller and the Company as in effect on the Closing Date;

(x) resignation letters from all current officers of the Company duly executed by all such officers;

(xi) good standing certificates (or similar certificate) of each of Seller and the Company from the Secretary of State (or corresponding Governmental Authority) in the jurisdiction in which such Person is organized and in each other jurisdiction in which the Company is qualified to do business as a foreign entity, in each case dated not more than five (5) days prior to the Closing Date;

(xii) copies of the Lease Payoff Letters (as defined in the Enterprise Purchase Agreement);

(xiii) a waiver signed by Cortland Capital Market Services LLC releasing any liens or security interests on the Company Interests or any of the Purchased Assets, in a form reasonably satisfactory to Buyer; and

(xiv) such other instruments and agreements as the Parties may mutually agree are necessary or appropriate to consummate the transactions contemplated in this Agreement.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) payment of the Purchase Price in accordance with Section 2.2;

(ii) the Assignment Agreement duly executed by Buyer;

(iii) the Buy/Sale Agreement duly executed by Buyer;

(iv) the Texas Lease duly executed by Buyer;

(v) the Oklahoma Lease duly executed by Buyer; and

(vi) such other instruments and agreements as the Parties may mutually agree are necessary or appropriate to consummate the transactions contemplated in this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions, disclaimers and other matters set forth in this Agreement, Seller represents and warrants to Buyer as of the Execution Date and the Closing Date, as follows:

Section 4.1 Valid Organization.

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado.

(b) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas.

Section 4.2 Authorization. Seller has all requisite limited liability company power and authority to enter into this Agreement, and all other documents required hereunder to be executed and delivered by Seller, and carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and all other documents required hereunder to be executed and delivered by Seller, and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Seller. This Agreement is, and each document required to be executed and delivered by Seller hereunder, when so executed and delivered by Seller, shall be, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights.

Section 4.3 Qualification. Each of Seller and the Company has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by the Company or Seller, as applicable, or the nature of the business conducted by the Company or Seller, as applicable, makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 No Violation. The execution, delivery and performance of this Agreement by Seller, and the Enterprise Purchase Agreement by Enterprise, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (a) conflict with or result in any breach of any provision of the Governing Instruments of Seller or the Company; (b) result in a violation or breach of, or constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under, or require any consent in connection with the transactions contemplated hereby and thereby, including consents to assign or in connection with a change of control or otherwise under, any of the terms, conditions or provisions of any Contract to which any of the Company or Seller is or will be, as of the Closing, a party or by which any material property or asset of the Company is bound or affected; (c) violate any Law to which Seller or the Company is subject or by which any of any of Seller’s or Company’s properties or assets are bound; (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of the Company or the Company Interests; or (e) require any declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, except, in the cases of clauses (b), (c), (d) and (e), for such defaults or rights of termination, cancellation, amendment, or acceleration, violations or Encumbrances, as would not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Consents.  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person by Seller, Enterprise or the Company is necessary for the consummation by Seller or the Company of the transactions contemplated by this Agreement other than such other declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course of business be made or obtained after Closing, or which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.6 Capitalization.

(a) As of the Execution Date, the Company is owned by Enterprise Pipeline, Enterprise Crude and Enterprise Products in the percentages set forth across from their respective names in Schedule 4.6, and such ownership is free and clear of all Encumbrances other than Permitted Encumbrances. Immediately prior to the Closing, Seller will have good and valid title to the Company Interests free and clear of all Encumbrances, other than Permitted Encumbrances. Such Company Interests are duly authorized, validly issued, fully paid and nonassessable.

(b) The Company Interests represent all of the issued and outstanding equity interests in the Company, free and clear of all Encumbrances (other than Permitted Encumbrances) restrictions on transfer or other encumbrances other than those arising pursuant to this Agreement, the Governing Instruments of the Company (which will be satisfied or waived prior to Closing), or applicable securities Laws.

(c) As of the Closing, without limiting the generality of the foregoing, none of the Company Interests will be subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities, other than the Governing Instruments of the Company.

(d) The Company has not, and, as of the Closing, will not have, granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants, rights or convertible obligations of any nature) of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Interest in such Company.

(e) The Company does not, directly or indirectly, own any Equity Securities in any other Person.

(f) The Company does not own, directly or indirectly, any capital stock of, or any other equity interests in, any Person. There are no outstanding rights, options, warrants, calls, preemptive rights, convertible or exchangeable securities, subscriptions or other agreements pursuant to which the Company is, or may be, obligation to sell, issue or acquire any shares of capital stock or other equity interests in any Person.

Section 4.7 Purchased Assets. Schedule A sets forth a correct and complete list of the Purchased COT Assets. As of the date hereof, (a) the Company has good and valid title (other than Permitted Title Defects) to all of the Purchased COT Assets under the heading “Existing Purchased Assets” on Schedule A (the “Existing Purchased Assets”), (b) the Existing Purchased Assets are free and clear of all Encumbrances, and (c) the Existing Purchased Assets are the only assets of the Company. As of the Closing, (a) the Company has good and valid title (other than Permitted Title Defects) to all of the Purchased COT Assets on Schedule A, (b) the Purchased COT Assets are free and clear of all Encumbrances, and (c) the Purchased Assets are the only assets of the Company.

Section 4.8 Real Property. The Company does not own or lease any real property.

Section 4.9 Equity Interests.  The Company does not own, directly or indirectly, any capital stock of or other equity interests in any Person. There are no outstanding rights, options, warrants, calls, preemptive rights, convertible or exchangeable securities, subscriptions or other agreements pursuant to which the Company is, or may be, obligated, to sell, issue or acquire any shares of capital stock or other equity interests of any Person.

Section 4.10 Compliance with Law. Except as set forth on Schedule 4.10, the Company is in compliance in all material respects with all applicable Laws, and neither Seller, Enterprise, EPCO nor the Company has received written notice of any violation of any applicable Law with respect to the Business that, if true, would reasonably be expected to have a Material Adverse Effect.

Section 4.11 No Debt or Liabilities. The Company does not have any Debt or Liabilities.

Section 4.12 Absence of Certain Changes. From January 1, 2017 to the Execution Date, (a) each of the Company and Enterprise (solely as it relates to the Company or the Business) as applicable, has conducted its activities in the ordinary course and in a manner consistent with past practices to preserve (i) the Company and the Business as currently conducted and (ii) the Company’s and the Business’s present relationships with customers, suppliers and others having business dealings relating to the Company and the Business, except, in each case, as set forth on Schedule 4.12 and (b) there has not been any event, occurrence or development which has had a Material Adverse Effect.

Section 4.13 Environmental Matters.

(a) Except as to matters set forth on Schedule 4.13:

(i) Each of the Company and the Business has, for the past two years, complied and is in compliance with all applicable Environmental Laws in all material respects;

(ii) Each of the Company and the Business possesses and will, as of the Closing, possess all Permits required under Environmental Laws for the occupation or operation of the Business, as currently conducted, and each of the Company and the Business is in compliance, in all material respects, with the terms of such Permits, and each such Permit is in full force and effect, free from breach, and the transactions contemplated by this Agreement will not adversely affect them;

(iii) The properties and operations of the Company and the Business are not subject to any pending or, to the Knowledge of Seller or the Company, threatened Proceeding arising under any Environmental Law, nor has Seller, the Company, Enterprise or any Affiliate of Seller received any written notice, Order or complaint from any Governmental Authority alleging a violation of or Liability arising under any Environmental Law related to the Company or the Business that remains pending or unresolved;

(iv) Neither the Company nor, to the Knowledge of Seller, any of its predecessors has disposed of, arranged for or permitted the disposal of, or Released any Hazardous Materials in a manner that would reasonably be expected to give rise to material Liability against the Company pursuant to any Environmental Law;

(v) The transactions contemplated by this Agreement will not result in any Liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Law, including any so-called “transaction triggered” or “responsible property transfer” requirements; and

(vi) Neither the Company nor, to the Knowledge of Seller, any of its predecessors has, either expressly or by operation of Law, assumed or undertaken any Liability, including any material obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

(b) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws and any environmental matters relating to the Company or the Business.

Section 4.14 Material Contracts.

(a) Except as set forth on Schedule 4.14, the Company is not party to any Contracts.

(b) Each Contract disclosed on Schedule 4.14 (collectively, the “Material Contracts”) is a valid and binding obligation of the Company, and is in full force and effect and enforceable in accordance with its terms against the Company and, to the Knowledge of Seller, the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) To the Knowledge of Seller: (i) no Person has threatened in writing to terminate any Material Contract and (ii) no party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by any party to such Material Contract, or would permit termination, modification or acceleration under such Material Contract.

Section 4.15 Legal Proceedings. Other than with respect to Proceedings arising under (i) Environmental Laws which are the subject of Section 4.13, (ii) Taxes which are the subject of Section 4.17, or (ii) as is set forth on Schedule 4.15, there are no Proceedings pending or, to the Knowledge of Seller, threatened against the Company or related to the Business.

Section 4.16 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 4.13, and except as set forth on Schedule 4.16, the Company has or will have, as of the Closing, all Permits as are necessary to use, own and operate the Purchased Assets in the manner such assets are currently used, owned and operated, and all such Permits are in full force and effect, free from breach, and will continue to be in full force and effect and free from breach through the Closing.

Section 4.17 Taxes.

(a) Schedule 4.17(a) sets forth a true and complete list of all Tax Returns filed, or required to be filed, by the Company since the date of its formation.

(b) Except as set forth on Schedule 4.17(b):

(i) All Tax Returns required to have been filed by the Company have been duly and timely filed (taking into account any applicable extensions of time within which to file);

(ii) All Taxes due and payable by the Company have been paid in full;

(iii) All sales or transfer Taxes in connection with the assignment of the Purchased COT Assets to the Company have been paid in full or will be paid in full as of the Closing;

(iv) No Tax audits are currently pending against the Company and there are no pending claims for unpaid Taxes due from the Company;

(v) The Company has not participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all predecessor regulations);

(vi) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company;

(vii) There are no Encumbrances for Taxes, other than Permitted Encumbrances, on any of the assets of the Company;

(viii) The Company is, and has been since its inception, properly treated as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes;

(ix) The Company (A) has not been a member of a consolidated, combined or unitary group for federal or state income tax purposes or (B) does not have any liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise; and

(x) The Company is not a party to any Tax sharing or Tax indemnity agreement.

(c) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.17 are the only representations and warranties in this Agreement with respect to Tax matters of the Company.

Section 4.18 Business Employees.

(a) None of Seller nor the Company has, and neither Seller nor the Company has ever had, any employees or independent contractors and has no Liabilities, direct or indirect, with respect thereto, including, without limitation, with respect to any Business Employee. All Business Employees are employees of EPCO, and the aggregate base compensation paid to such Business Employees in 2017 did not exceed $16,500,000.

(b) Neither the Company nor Seller (i) sponsors or maintains or has an obligation to contribute to, and has never sponsored or maintained or had an obligation to contribute to, any Benefit Plan and (ii) has any Liabilities under any Benefit Plan.

(c) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any lien or Liability under Title IV of ERISA or Section 430(k) of the Code on any asset of the Company or any lien or Liability under Section 412 or 4980B of the Code that could reasonably be expected to result in a Liability of the Company.

(d) Neither Seller, the Company nor any Affiliate of Seller is subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, or other similar agreements with any union, works council, or labor organization that cover any Business Employees and to Knowledge of Seller, in the prior three years, (i) no union, labor organization, or group of employees has sought to organize any Business Employees for purposes of collective bargaining, (ii) no Business Employees have made a demand for recognition or certification, sought to bargain collectively with Seller, EPCO or Enterprise, or filed a petition for recognition with any Governmental Authority, and (iii) there have been no actual or threatened strikes, lockouts, slowdowns, work stoppages, boycotts, hand billing, picketing, walkouts, demonstrations, sit-ins, sick-outs or other forms of organized labor disruption with respect to the Company or the Business.

(e) Except as set forth on Schedule 4.18, during the three years immediately prior to the Execution Date: (i) Enterprise, EPCO, the Company, Seller and each Affiliate of Seller is and has been in compliance in all material respects with all applicable Laws relating to the employment of the Business Employees, including Laws relating to wages and, hours, including the Fair Labor Standards Act, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination, immigration control, employee classifications, misclassification of employees as independent contractors, safety and health, reductions in force and the payment and withholding of Taxes, but excluding all compliance failures that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; and (i) neither Seller, the Company, Enterprise, EPCO nor any Affiliate of Seller has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Business Employees. Notwithstanding any other provisions in this Agreement, the representations and warranties in this Section 4.18 are the only representations and warranties in this Agreement with respect to employment matters related to the Business Employees.

Section 4.19 Insurance. To the Knowledge of Seller, all of the material Purchased Assets are covered by valid insurance policies, such policies are in full force and effect and all premiums due and payable on such insurance policies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations and with an ownership structure similar to that of Enterprise and its Affiliates, taken as a whole. As of the Execution Date, to the Knowledge of Seller, neither Seller nor any of its Affiliates has received any written notice that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such insurance policy applicable to the material Purchased Assets.

Section 4.20  Bank Accounts and Powers of Attorney. The Company does not have an account or safe deposit box with any bank, and no Person holds powers of attorney from the Company.

Section 4.21 No Brokers.   Neither Seller nor the Company has retained or employed any broker, finder or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Buyer or any Affiliate thereof for any brokerage commission, finder’s fee or other similar payment.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Valid Organization. Buyer is a Texas corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Buyer is duly qualified or licensed to do business in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Agreement.

Section 5.2 Authorization. Buyer has all requisite corporate power and authority to enter into this Agreement, and all other documents required hereunder to be executed and delivered by Buyer, to carry out the transactions contemplated hereby and thereby and to acquire and own the Company Interests. The execution and delivery of this Agreement, and all other documents required hereunder to be executed and delivered by Buyer, and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Buyer. This Agreement is, and each document required to be executed and delivered by Buyer hereunder, when so executed and delivered by Buyer, shall be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights.

Section 5.3 Consents. No consent, approval of or by, or filing with or notice to (A) any Governmental Authority or (B) any other Person is required to be made or obtained by Buyer in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than consents, approvals or filings, if not obtained or made, would not reasonably be expected to have a material adverse effect on Buyer or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.4 No Violation. None of the execution and delivery of this Agreement or the performance by Buyer of its obligations under this Agreement, or the consummation of the transactions contemplated by this Agreement will: (a) violate any provision of Buyer’s Governing Instruments; (b) result in the creation or imposition of any lien or encumbrance upon the Company Interests under any material agreement or commitment to which Buyer is a party or by which Buyer is bound or (c) to the Knowledge of Buyer, violate any statute or Law to which Buyer is subject or any Contract to which Buyer is a party or by which it is bound, except, in the cases of clauses (a) and (c), for such violations as would not reasonably be expected to have a material adverse effect on Buyer or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.5 Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened in writing against Buyer or its Affiliates before any arbitrator or Governmental Authority, that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.6 Investment. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute (including as such term or words of similar import are used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “1933 Act”)) the same to any other Person. Buyer has made, independently and without reliance on Seller, its own analysis of the Company for the purpose of acquiring the Company Interests and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer (a) has the knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions described in this Agreement, (b) is not in a significantly disparate bargaining position in relation to Seller and (c) is able to bear the economic risk of the acquisition of the Company Interests pursuant to the terms of this Agreement, including a complete loss of Buyer’s investment in the Company Interests. Buyer understands that the Company

Interests are not registered under the 1933 Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of the Company Interests contemplated by this Agreement are exempt from registration thereunder and Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth herein. Buyer understands that none of the Company Interests may be transferred, except as permitted under the 1933 Act and applicable state securities Laws pursuant to registration or an applicable exemption thereunder. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act. For purposes of state “blue sky” Laws, Buyer represents and warrants that the principal executive officers of Buyer are located in the State of Texas and that the decision by Buyer to acquire the Company Interests shall be deemed to occur solely in the State of Texas.

Section 5.7 No Brokers. Buyer has not retained or employed any broker, finder or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Seller or any Affiliate thereof for any brokerage commission, finder’s fee, or other similar payment.

Section 5.8 Buyer Investigation. Buyer acknowledges and agrees that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Buyer has relied solely on the basis of its own independent investigation of the Company Interests and the risks related thereto and upon the express written representations and warranties of Seller set forth in Article IV of this Agreement; (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Company or the Company Interests, except as expressly set forth in Article IV; and (c) Buyer has inspected the Purchased COT Assets as of April 13-16, 2018 and, based solely on Buyer’s visual inspection as of such dates, such assets are free from apparent material damage (ordinary wear and tear excluded). Without limiting the foregoing, Buyer expressly acknowledges and agrees to the provisions set forth in Article IV.

ARTICLE VI.
CERTAIN DISCLAIMERS

Section 6.1 “AS-IS, WHERE IS”. EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND IN THE OTHER TRANSACTION DOCUMENTS, (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH), THE PURCHASED ASSETS, THE COMPANY OR THEIR AFFILIATES, THE LIABILITIES OF SELLER, THE COMPANY OR THEIR AFFILIATES, OR THE CONDITION (PHYSICAL, FINANCIAL OR OTHERWISE) OR PROSPECTS OF, OR ANY OTHER MATTER INVOLVING, THE BUSINESS OR THE PURCHASED ASSETS, OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS AFFILIATES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, AND SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS AFFILIATES IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT), (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINIONS, INFORMATION, PROJECTIONS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEES, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES), (C) ALL OF THE PURCHASED ASSETS WERE OR WILL BE, AS APPLICABLE, ALLOCATED AND VESTED ON AN “AS IS, WHERE IS” AND “WITH ALL KNOWN AND UNKNOWN FAULTS” BASIS, AND (D) ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VII.
COVENANTS

Section 7.1 Governmental Approvals. The Parties will cooperate with each other and use reasonable best efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

Section 7.2 Update of Schedules. From time to time prior to the Closing Date, each Party shall promptly supplement or amend the Schedules with respect to any matter arising after the Execution Date (each, a “Schedule Supplement”); provided, however, that no event that occurred prior to the Execution Date may be added as a Schedule Supplement, even if knowledge of the matter did not occur until after the Execution Date. Any disclosure in any Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining   whether or not the conditions set forth in Article VIII have been satisfied; provided, however, that if Buyer has the right to terminate this Agreement pursuant to Section 9.1(c) based on the information in such Schedule Supplement and Buyer does not elect to terminate this Agreement within fifteen (15) days of its receipt of such Schedule Supplement (provided such Schedule Supplement completely and accurately describes all relevant circumstances, events and facts), then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and waived its right to indemnification under Section 10.2 with respect to such matter.

Section 7.3 Tax Matters.

(a) Filing of Tax Returns and Payment of Taxes.

(i) Pre-Closing Tax Returns. Seller shall prepare or cause to be prepared all Tax Returns of the Company required to be filed after the Closing Date for all Pre- Closing Tax Periods (“Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Not later than 10 days prior to the due date for filing any such Pre- Closing Tax Return (other than a Pre-Closing Tax Return relating to sales, use, payroll or other Taxes that is required to be filed contemporaneously with, or promptly after, the close of a Tax period), Seller shall deliver a copy of such Tax Return, together with supporting documentation, to Buyer, for Buyer’s review and reasonable comment. Seller will consider such comments in good faith. Buyer will cause such Pre-Closing Tax Return (as revised by Seller) to be timely filed, will pay all Taxes shown as due and payable on such Pre- Closing Tax Return and will provide a copy of such Pre-Closing Tax Return and evidence of filing to Seller. Not later than three days prior to the due date for payment of Taxes with respect to any Pre-Closing Tax Return, Seller shall pay to Buyer the amount of any Seller Taxes reflected on such Tax Return.

(ii) Straddle Tax Period Tax Returns. Buyer shall prepare or cause to be prepared all Tax Returns for the Company for all Straddle Tax Periods (“Straddle Tax Returns”). Such Straddle Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Not later than ten (10) days prior to the due date for filing any such Straddle Tax Return (other than a Straddle Tax Return relating to sales, use, payroll or other Taxes that is required to be filed contemporaneously with, or promptly after, the close of a Tax period), Buyer shall deliver a copy of such Tax Return, together with supporting documentation, to Seller for Seller’s review and reasonable comment. Buyer will cause such Straddle Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will timely pay all Taxes shown as due and payable on such Straddle Tax Return and will provide a copy of such Straddle Tax Return, as filed, to Seller. Not later than three days prior to the due date for payment of Taxes with respect to any Straddle Tax Return, Seller shall pay to Buyer the amount of any Seller Taxes reflected on such Tax Return.

(iii) Allocation of Taxes for Straddle Tax Periods. In the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that is allocable to the portion of the Straddle Tax Period ending on the Closing Date shall be:

(A) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year of the Company ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(B) in the case of Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Tax Period (the Tax period for such purposes begins on the date on which ownership of the property gives rise to liability for the particular Tax and ends on the day prior to the next such date), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b) Amended Tax Returns. Unless required by applicable Law, no amended Tax Return with respect to a Pre-Closing Tax Period or Straddle Tax Period shall be filed by or on behalf of the Company without the prior written consent of Seller.

(c) Tax Refunds. The amount of any refunds or credits of Taxes of the Company for any Pre-Closing Tax Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a Pre-Closing Tax Period, which refund shall be for the account of Buyer or its Affiliates, as applicable) shall be for the account of Seller. The amount of any refunds or credits of Taxes of the Company for any Tax period beginning after the Closing Date shall be for the account of Buyer. The amount of any refunds or credits of Taxes of the Company for any Straddle Tax Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 7.3(a)(iii). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 7.3(c) the amount of such refund or credit and any interest thereon (or in the case of a Straddle Tax Period, the applicable portion of any such interest) received from the relevant Governmental Authority within thirty (30) days after such refund (or, in the case of a Tax credit, within thirty (30) days after the filing of a Tax Return claiming or utilizing such Tax credit) is received. To the extent requested by Seller, and at Seller’s expense, Buyer shall reasonably cooperate with Seller in applying for and obtaining any available Tax refunds or credits with respect to Pre-Closing Tax Periods or Straddle Tax Periods.

(d) Transfer Taxes. Each of Buyer and Seller hereby agree to pay one-half of any and all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes, and all conveyance fees, recording fees and other similar charges, in each case, incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and to protect, defend, indemnify and hold harmless the other Party and its Affiliates from and against any and all Transfer Taxes so incurred. For the avoidance of doubt, Transfer Taxes do not include any similar taxes incurred in connection with the transfer of the Purchased Assets to the Company by Enterprise pursuant to the Enterprise Purchase Agreement.

(e) Cooperation on Tax Matters. The Parties agree to furnish, or cause to be furnished, to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return and for the preparation or conduct of any audit, and for the prosecution or defense of any Proceeding relating to Taxes. The Parties shall retain, or cause to be retained, all Tax and accounting books and records in their possession (as well as those in the possession of the Company), in each case relevant for Taxes for Pre-Closing Tax Periods and Straddle Tax Periods until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired with respect to the particular Taxes to which any such books and records relate, and to abide by all record retention agreements entered into with any Governmental Authority.

(f) Adjustment to Purchase Price. The Parties agree to treat for all Tax purposes all payments made under this Section 7.3 and all indemnity payments under Article X as adjustments to the Purchase Price unless otherwise required by applicable Law following a final determination as defined in Section 1313 of the Code.

Section 7.4 Further Assurances. From and after the Closing, and from time to time at the request of the other Party, Buyer shall, and shall cause its Affiliates to, and Seller shall, and shall cause its Affiliates to, without further consideration, execute and deliver such documents, instruments and assurances of transfer, conveyance, assignment and assumption, and take such further actions as may reasonably be necessary to carry out the provisions of this Agreement, including transferring the Purchased Assets to the Company and cooperating with the Company to get the certificates of title of the Purchased COT Assets to be issued in the Company’s name and using commercially reasonable efforts to correct any Permitted Title Defects, including taking such actions as may be reasonably necessary to cause Enterprise to transition any vehicles constituting the Purchased COT Assets that are associated with the Omnitracs account of Enterprise to the Omnitracs account of Buyer.

Section 7.5 Contact and Confidentiality.

(a) Except for contact with Enterprise, EPCO, Seller and the Business Employees as it relates to the employment of the Business Employees by Buyer or to the Purchased Assets, Buyer and its Affiliates and Representatives shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, Enterprise, Seller, the Company or their Affiliates with respect to the Company or with respect to any aspect of this Agreement, except where Buyer has received the prior written consent of Seller, such consent not to be unreasonably withheld; provided, however, that where consent for such contact is withheld from Seller by Enterprise, it shall not be deemed unreasonable for Seller to withhold such consent from Buyer. Notwithstanding the foregoing, this Section 7.5(a) shall not limit or otherwise restrict Buyer or its Affiliates and Representatives from contacting or having business dealings with any such Person with whom Buyer or such Affiliate has or may have business dealings, so long as such contact or business dealings relate to Buyer’s operation of its businesses and not to Seller’s or its Affiliates’ business dealings with such Person with respect to the Company or with respect to any aspect of this Agreement.

(b) Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.5(b) shall nonetheless continue in full force and effect.

(c) Seller hereby covenants and agrees that, after the Closing Date and for a period of one (1) year, it and its Affiliates shall keep confidential and not disclose to any other Person, other than to its officers, directors, managers, employees and advisors who are under a duty of confidentiality to Seller or such Affiliate, any information regarding the Company, the Purchased Assets or the Business. The obligation of Seller under this Section 7.5(c) shall not apply to information that: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.5(c); (ii) is required to be disclosed by Law or order of a court or tribunal or other Governmental Authority, or (iii) is required to be disclosed by Seller in connection with the performance of their rights and obligations under this Agreement; provided, however, that in any such case, such party shall, to the extent legally permitted, notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

Section 7.6 Non-Solicitation.

(a) Seller agrees that during a period of two (2) years from and after the Closing Date, it will not, in any manner (whether on its own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), or permit its Affiliates in any manner, (i) recruit, solicit or otherwise attempt to employ any of the Business Employees, or induce or attempt to induce any Business Employee to leave employment with the Buyer or the Company; provided, that, this Section 7.6 shall not prohibit Seller or any of its Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at Business Employees or (ii) intentionally interfere with the relationship between the Company and any employee, customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relationship) of the Company (including by making any negative or disparaging statements or communications regarding Buyer or the Company or any of their respective operations, officers, directors or investors).

(b) Seller agrees that its obligations under this Section 7.6 are special and unique and that any violation thereof would not be adequately compensated by money damages, and grants the Buyer the right to specifically enforce (including injunctive relief where appropriate) the terms of this Section 7.6.

(c) Seller agrees that the covenants against competition contained in this Section are reasonable and fair in all respects, and are necessary to protect the interests of Buyer. However, in case any one or more of the provisions or parts of a provision contained in this Section shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Section or any other jurisdiction, but this Section shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction. Without limiting the foregoing, the Parties intend that the covenants and agreements contained in this Section shall be deemed to be a series of separate covenants and agreements. If, in any legal proceeding, a court or arbitrator shall refuse to enforce all the separate covenants and agreements deemed to be included in this Section, it is the intention of the Parties that the covenants and agreements which, if eliminated, would permit the remaining separate covenants and agreements to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section.

Section 7.7 Insurance.  Buyer acknowledges and agrees that, from and after the Closing Date, (i) Seller, Enterprise or their respective Affiliates may terminate coverage with respect to the Company under any and all insurance policies (including property/casualty) in effect prior to the Closing Date (collectively, the “Seller Insurance Policies”); (ii) the Seller Insurance Policies will not cover the Company; and (iii) Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to the Company.

Section 7.8 Employment of Business Employees by Buyer.

(a) As soon as reasonably practicable, but, in any case, within one (1) Business Day of the Execution Date, Seller shall provide Buyer a list containing the following information with respect to each Business Employee: name, job title or position, date of hire, exempt status, current base compensation, any bonus or other incentive compensation paid in 2017, leave of absence status (e.g., disability, family & medical, and military), visa status (if applicable), list of Benefit Plans in which such individual participates, accrued paid time off and medical deductibles paid in 2018.

(b) Seller shall cause Enterprise to provide Buyer, its Affiliates and its Representatives with reasonable access to the Business Employees at their work locations for the purposes of Buyer and its Affiliates initiating and completing its screening process and discussing offers of employment with Buyer and its Affiliates.

(c) Offers of Employment.

(i) Subject to the further provisions of this Section 7.8, no later than ten (10) Business Days following the Execution Date, Buyer or its Affiliate shall make a written offer of employment to each Business Employee (and promptly provide copies to Seller), which shall provide that for such offer to become effective (x) it must be accepted by the Business Employee no later than five (5) days prior to the Closing Date, (y) the Closing must occur, and (z) the Business Employee must continue to be an employee of EPCO at the time of the Closing. Buyer shall give written notice to Seller at least four (4) days prior to the Closing Date of each Business Employee who has accepted Buyer’s or its Affiliate’s offer of employment and EPCO shall terminate such Business Employees on the Closing Date.

(ii) The effectiveness of an offer of employment made pursuant to Section 7.8(c)(i) may be conditioned upon each Business Employee satisfactorily passing Buyer’s or its Affiliate’s standard pre-employment screening and testing procedures which procedures shall be completed and the Business Employee notified of such results no later than September 25, 2018 and, with respect to a Business Employee who is on an approved leave of absence due to a disability on the day preceding the Closing Date (on a “Leave”), the effectiveness of such offer may be conditioned on such Business Employee satisfying Buyer’s or its Affiliate’s standard “return to work procedures” and returning to active employment within three months following the Closing Date. Seller shall use commercially reasonable efforts to cause EPCO, within three (3) Business Days after receiving written consent (in a form reasonably acceptable to EPCO), from the applicable Business Employee (each a “Consenting Business Employee”), to deliver to Buyer a copy of such Consenting Business Employee’s Driver Qualification Files.

(iii) Buyer’s or its Affiliate’s offer of employment to a Business Employee shall provide that if the offer is accepted and becomes effective as provided above, the Business Employee shall be deemed to have become an employee of Buyer or its Affiliate (a “Hired Employee”) effective as of 12:02 AM local time, i.e., where the Business Employee performs his or her primary duties, on the Closing Date or, if he or she is on   Leave, on his or her return to work date as provided above (whichever commencement date is applicable being the Hired Employee’s “Hire Date”).

(d) Salary and Benefits.

(i) Buyer or its Affiliate shall (A) provide each Hired Employee on his or her Hire Date with a base salary or hourly base wage (with respect to those Business Employees who are truck drivers, the term “hourly base wage”, as used in this Section 7.8, also includes the driver’s commissions, quarterly I Comp bonus, his/her “quarterly average hourly rate” to be used for benefits and exception pay purposes, and the applicable miscellaneous pay categories), as the case may be, that is not less than his or her base salary or hourly base wage with EPCO immediately prior to the Closing Date and (B) make available to each Hired Employee on his or her all such Benefit Plans that Buyer and its Affiliates make available to their similarly-situated employees (collectively, the “Buyer Benefit Plans”).

(ii) To the extent permitted by Law, Buyer or its Affiliate shall use commercially reasonable efforts to cause each applicable Buyer Benefit Plan to credit each Hired Employee, as of his or her Hire Date, for all purposes other than benefit accrual service under a Buyer Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA, the service that is credited to such Hired Employee immediately prior to his or her Hire Date under an analogous Benefit Plan of EPCO; provided, however, any such prior service credit that would result in a duplication of benefits may be excluded by Buyer or its Affiliates.

(iii) Buyer and its Affiliates shall use commercially reasonable efforts to cause (A) each Hired Employee to be eligible to participate in each applicable Buyer Benefit Plan that is a group health plan effective on his or her Hire Date without any waiting time, (B) all pre-existing condition exclusions of such Buyer Benefit Plan to be waived for the Hired Employee and his or her eligible dependents, unless and to the extent the Hired Employee was subject to such exclusions under an analogous Benefit Plan of EPCO in which such Hired Employee was otherwise eligible to participate immediately prior to his or her Hire Date, and (C) credit (which may include the equivalent monetary value) to be given for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by the Hired Employee pursuant to an analogous Benefit Plan of EPCO during the plan year of such Buyer Benefit Plan in which the Hire Date occurs.

(iv) Seller shall cause Enterprise to provide Buyer or its Affiliate with all data and information reasonably requested by Buyer or its Affiliate to provide the Hired Employees with the base salary or hourly base wage required by this Section 7.8(d) and to provide the Hired Employees and their dependents and beneficiaries with the service credit and benefits required by this Section 7.8(d).

(v) Seller shall, or shall cause Enterprise and its Affiliates to, pay each Hired Employee for unused paid time off that such Hired Employee had accrued prior to the Closing Date under EPCO’s paid time off policies or programs. Each Hired Employee will begin accruing vacation and/or paid time off in accordance with Buyer’s or its Affiliate’s applicable policies effective on his or her Hire Date. Enterprise or one of its Affiliates shall pay the Hired Employees all wages earned through the day immediately preceding the Closing Date, and shall properly remit all payroll taxes due thereon, and Buyer or its   Affiliates shall pay the Hired Employees all wages earned on and after the Closing Date and, shall properly remit all payroll taxes due thereon.

(e) Except as provided in this Section 7.8, including Section 7.8(d)(v) and 7.8(g), all Liabilities of Enterprise, EPCO, Seller and their Affiliates relating to severance pay owed to any Business Employee that arose prior to the Closing, or which becomes vested or fixed upon the Closing, shall remain the sole liability and obligation of Enterprise, EPCO, Seller and their Affiliates.

(f) All workers’ compensation liabilities relating to, arising out of or resulting from any claim made by a Hired Employee that is based upon an event or an occupational disease that occurs or begins on or after the Hired Employee’s Hire Date shall be the sole liability and obligation of Buyer and its Affiliates. All workers’ compensation liabilities relating to, arising out of or resulting from any claim made by a Hired Employee that is based upon an event or an occupational disease that occurred or began prior to his or her Hire Date shall be the sole liability or obligation of Seller.

(g) Buyer and its Affiliates shall have the responsibility and liability for “continuation coverage” to any Hired Employee and his or her “qualified beneficiaries” for whom a “qualifying event” occurs on or after his or her Hire Date. Except as provided in the immediately preceding sentence with respect to those Business Employees who become Hired Employees, Seller and its Affiliates shall have the responsibility and liability for “continuation coverage” to all Business Employees who do not become Hired Employees and their “qualified beneficiaries” for whom a “qualifying event” occurs on, after, or prior to the Closing Date to the extent such Business Employees are entitled to “continuation coverage” by applicable Law. The terms “continuation coverage”, “qualified beneficiaries”, and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and the regulations promulgated thereunder.

(h) Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall be responsible for any Liability or responsibility that arises under or is based upon the WARN Act incurred prior to, on the Closing Date or in connection with the transactions contemplated by this Agreement and the Enterprise Purchase Agreement, including, without limitation, because an employee of EPCO who is a Business Employee on or after the Execution Date (i) does not receive an offer of employment with Buyer or an Affiliate of Buyer (as applicable) due to such Business Employee not passing Buyer’s pre-employment screening or (ii) receives and accepts such an offer of employment but is not hired by Buyer or an Affiliate of Buyer, or (iii) the termination of such Business Employee after Closing, to the extent such termination is for-cause, that when aggregated with terminations of other Business Employees prior to or at Closing results in WARN Act Liability.

(i) Each Hired Employee who has an account under the EPCO 401(k) Plan shall be 100% vested in such account as of the Closing, and permitted to make a direct rollover of such vested account balance, in cash or cash equivalents, including any EPCO 401(k) Plan loan, to a 401(k) plan of Buyer or its Affiliates in accordance with the terms of Buyer’s or its Affiliate’s 401(k) plan.

(j) Buyer and Seller acknowledge and agree that all provisions contained in this Section 7.8 are included solely for the benefit of Buyer and Seller, and that nothing in this Section 7.8, whether express or implied, (i) shall be treated or construed as the adoption, establishment, amendment, modification or termination of any Benefit Plan or (ii) shall create any third party beneficiary or any other rights in any other Person, including any Business Employee.

Neither Buyer nor any of its Affiliates is adopting or assuming, pursuant to this Agreement or otherwise, any Benefit Plan of Seller, Enterprise, EPCO or their Affiliates.

Section 7.9 Transitional Use of Enterprise Marks by the Company.

(a) Buyer agrees that, by the date occurring ninety (90) days after the Closing Date, it shall cause the Company and each of its and their Affiliates to, as applicable:

(i) cease using the Enterprise Marks in any manner; and

(ii) revise any signs or signage at its facilities or any painting, placards or painting on vehicles or equipment to remove the Enterprise Marks.

(b) Buyer agrees and covenants that, from and after the Closing Date, it will not, and it will cause its Affiliates, including the Company, not to, apply for, pursue, or prosecute any Trademark registration using the “Enterprise” name or any name or design that is confusingly similar to any of the Enterprise Marks in any jurisdiction.

Section 7.10 Books and Records.

(a) Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to any originals (or copies if originals are not available) in Seller’s possession of (i) all business records related primarily to the Company and the Business, including the minute and other record books and related stock and equity interests records of the Company, (ii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, customer lists, supplier lists, studies, market data (including historical), reports, operating, and other manuals, safety records and procedures and accounting and business books, records, files, documentation and materials, in all cases whether in paper, electronic or any other form, in each case that are owned or held by Seller or any Affiliate of Seller and related primarily to the Business, and (iii) to the extent not already delivered to Buyer, the Driver Qualification Files of the Consenting Business Employees to the extent Seller or EPCO are not prohibited by applicable Law from providing such records to Buyer ((i), (ii) and (iii) collectively, the “Company Books and Records”). Notwithstanding the foregoing, the Company Books and Records will be deemed not to include, and Seller and its Affiliates will be entitled to retain, (x) any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof related primarily to the Business from the portions thereof that relate to other businesses of Seller, Enterprise or any Affiliate of Seller or Enterprise, provided, however, that Seller will make such information available to Buyer and its Representatives during normal business hours and (y) all employment-related records (other than copies of the Driver Qualification Files of Consenting Business Employees to the extent Seller or EPCO are not prohibited by applicable Law from providing such records to the Buyer). Additionally, Buyer is not entitled to the originals or copies of any U.S. federal income Tax Returns or combined franchise Tax Returns filed by Seller or Enterprise or any of their Affiliates. Following the Closing, Seller will deliver to Buyer such originals or copies of the Company Books and Records or otherwise confirm the Company Books and Records are located at the offices of the Company, if such offices are included in the Purchased Assets.

(b) Buyer agrees that it shall, and shall cause the Company to, preserve, according to bona fide recordkeeping policies, and shall, upon Seller’s reasonable request, make available to Seller and Enterprise, during normal business hours, the Company Books and Records that relate to any period that includes or precedes the Closing Date, including any Company Books and Records that are necessary for the preparation or filing of any Tax Return, any Tax claim, audit or similar Action, or in order to enable Seller to comply with its obligations under this Agreement or Enterprise to comply with its obligations under the Enterprise Purchase Agreement. Buyer shall not and shall not permit any of its Affiliates (including the Company) to destroy any Company Books and Records until the later of (a) seven years following the Closing or (b) the expiration of the statute of limitations for the assessment of Taxes in the jurisdiction to which such Company Books and Records relate, and that thereafter no such books, records or documents will be destroyed without first advising Seller in writing and providing to Seller a reasonable opportunity to obtain possession or make copies thereof at Seller’s expense.

Section 7.11 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Termination of Intercompany Agreements. Immediately prior to and effective as of the Effective Time, Seller shall terminate or cause to be terminated any and all Contracts between Company, on the one hand, and Seller, Enterprise or any Affiliate of Seller or Enterprise, other than Company, on the other hand (such Contracts, “Intercompany Agreements”), other than those Intercompany Agreements set forth in Schedule 7.11(a). Such termination shall be at no cost or expense to Buyer or the Company. No such terminated Intercompany Agreement (including any provision thereof which purports to survive termination) will be of any further force or effect after the Effective Time and all parties to such Intercompany Agreements will be released from all Liabilities thereunder effective as of the Effective Time. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. Notwithstanding anything herein to the contrary, Seller agrees that Section 7.11(a) may not be amended or otherwise modified without the written consent of Buyer, which consent Buyer may withhold in its sole discretion.

(b) Settlement of Intercompany Accounts. Seller shall, and shall cause Enterprise and its Affiliates, as applicable, to, take such actions as may be necessary to settle, terminate or commute, concurrently with the Closing, all intercompany receivables, payables, loans and other accounts between Company, on the one hand, and Seller, Enterprise or any Affiliate of Seller or Enterprise, other than Company, on the other hand, (each, an “Intercompany Account”) in existence as of immediately prior to the Effective Time, other than those Intercompany Accounts set forth in Schedule 7.11(b). Such termination shall be at no cost or expense to Buyer or the Company.

Section 7.12 Transfer of Other Red River Assets. On or before the Effective Time, Seller shall cause the conveyance, transfer, assignment and delivery to the Company each of the assets described on Schedule 7.12 (the “Other Red River Assets”).

Section 7.13 Enterprise Purchase Agreement. After the Execution Date and until the Closing, Seller shall, to the extent Seller is entitled to such rights, remedies or benefits under the Enterprise Purchase Agreement as it relates to the Business, use commercially reasonable efforts to (i) upon advance written notice from the Buyer, provide Buyer access, information and documents as provided Section 7.5 (Access, Information and Documents) of the Enterprise Purchase Agreement, or, to the extent that Seller cannot directly provide any such access to Buyer, avail itself of rights thereunder and provide such information and benefits to Buyer, and (ii) avail itself of the rights, remedies and benefits of Seller under Section 7.6 (Conduct of Red River Business), Section 7.15 (Consent to Assignment; Preferential Rights) and Section 7.18 (Debt and Release of Liens and Encumbrances) of the Enterprise Purchase Agreement.

Section 7.14 Transfer of Certificates of Title. Seller shall use commercially reasonable efforts to deliver, or cause to be delivered, to Buyer at Closing original certificates of title for all Specified Vehicles; provided, that, no later than seventy-five (75) days following the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer all original certificates of title issued in the name of Company for the Specified Vehicles not delivered at Closing.

Section 7.15 Leases. Immediately following the Execution Date, the Parties shall work together in good faith to attempt to agree on forms for the Texas Lease and the Oklahoma Lease by the date occurring no later than thirty (30) days following the Execution Date; provided, however, notwithstanding anything herein to the contrary, the Parties agree that any failure to agree upon such forms by Closing shall not give rise to any right by either Party to delay, or otherwise, not consummate the other transactions contemplated by this Agreement.

ARTICLE III.
CONDITIONS TO CLOSING

Section 8.1  Conditions to the Obligations of Both Parties. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing:

(a) No Proceeding instituted by any Governmental Authority in any jurisdiction which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement shall have been commenced by a third party and be continuing.

(b) No Legal Restraint or Law shall be in effect preventing the transactions contemplated by this Agreement.

(c) The transactions contemplated by the Enterprise Purchase Agreement shall have been consummated, or will be consummated simultaneously with this Agreement.

Section 8.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or Buyer’s waiver of each of the following additional conditions precedent at or prior to the Closing:

(a) The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects (without regard to any materiality, Material Adverse Effect or similar qualifier contained therein) as of the Execution Date and as of the Closing Date (unless a representation and warranty speaks as to a stated date, in which case such representation shall be true and correct as of such date), except for those breaches of representations and warranties (if any) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company or the ability of Seller to consummate the transactions contemplated by this Agreement.

(b) Seller shall have performed in all material respects the obligations contained in this Agreement which are required to be performed by Seller at or before the Closing.

(c) There shall not have occurred a Material Adverse Effect with respect to the Company since the Execution Date, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d) Seller must have timely delivered all items required to be delivered at Closing pursuant to Section 3.2(a) (other than the lease agreements referenced in Section 3.2(a)(vi) and (vii) and Section 3.2(b)).

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.1(c), Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or Seller’s waiver of each of the following additional conditions precedent at or prior to the Closing:

(a) The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects (without regard to any materiality, Material Adverse Effect or similar qualifier contained therein) as of the Execution Date and as of the Closing Date (unless a representation and warranty speaks as to a stated date, in which case such representation shall be true and correct as of such date), except for those breaches of representations and warranties (if any) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company or the ability of Seller to consummate the transactions contemplated by this Agreement.

(b) Buyer shall have performed in all material respects its respective obligations contained in this Agreement which are required to be performed by Buyer at or before the Closing.

(c) Buyer must have timely delivered all items required to be delivered at Closing pursuant to Section 3.2(b) (other than the lease agreements referenced in Section 3.2(a)(vi) and (vii) and Section 3.2(b)).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) Section 8.3(b) has been satisfied.

Section 8.4 Frustration of Closing Conditions. Neither Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

ARTICLE IX.
TERMINATION

Section 9.1 Termination Events. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by the Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Seller if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) shall not have been cured within thirty (30) days following receipt of written notice from Seller of such breach or failure to perform;

(c) by Buyer if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) shall not have been cured within thirty (30) days following receipt of written notice from Seller of such breach or failure to perform;

(d) by Seller or Buyer if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment due to (x) the final and nonappealable entry of any Order preventing or enjoining the transactions contemplated by the Agreement or (y) the final and nonappealable entry of any Legal Restraint preventing the transactions contemplated by the Agreement; or

(e) by Seller or Buyer if the transactions contemplated by the Enterprise Purchase Agreement have not been consummated by October 31, 2018; provided, however, that (A) Seller may not terminate this Agreement pursuant to this Section 9.1(e) if such failure of the Closing to occur is due to the failure of Seller or any Affiliate of Seller to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Seller or its Affiliates and (B) Buyer may not terminate this Agreement pursuant to this Section 9.1(e) if such failure of the Closing to occur is due to the failure of Buyer or any of its Affiliates to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Buyer or its Affiliates.

Section 9.2  Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement will terminate, and there shall be no liability on the part of any Party, except that (a) the obligations with respect to (i) Section 7.5(b), (ii) this Section 9.1, (iii) Section 10.8, (iv) Section 10.9, (vii) Section 10.10, and (viii) Article XI shall survive such termination, and (b) the Parties shall be liable for any Willful Breach of this Agreement. Notwithstanding anything to the contrary, the termination of this Agreement under Section 9.1 (other than Section 9.1(a)) shall not relieve any Party from liability for any failure, due to a Willful Breach, to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to the Closing.

ARTICLE X.
INDEMNIFICATION

Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is thirteen (13) months from the Closing Date; provided, further, that, notwithstanding the foregoing, the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6 and Section 4.11 (the “Seller Fundamental Representations”) and the representations and warranties in Section 4.17 shall survive the Closing until the end of the thirtieth (30th) day after the expiration of the applicable statute of limitations, and the representations and warranties in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.7 (the “Buyer Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations. Each covenant and agreement of the Parties contained herein that expressly contemplates performance after the Closing shall survive the Closing until such time as such covenant or agreement, as applicable, has been fully performed by the applicable Parties or, if applicable, for the period explicitly specified therein. Seller’s indemnity obligations with respect to Seller Taxes shall survive the Closing until the end of the thirtieth (30th) day after the expiration of the applicable statute of limitations. All other indemnification obligations shall survive indefinitely. Each applicable survival period set forth above for each such covenant, agreement, representation or warranty is referred to herein as the “Survival Period.”

Section 10.2 Indemnification by Seller. Subject to the limitations set forth in this Agreement, Seller shall, from and after Closing, indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, advisors or Representatives (collectively, the “Buyer Indemnitees”), from and against any and all damages relating to any demands, causes of action, investigations and other Proceedings, in each case including any judgments, awards, Liabilities, losses, fines, costs and expenses (including reasonable legal fees and expenses) or other damages (each, a “Loss”, collectively the “Losses”), which arise out of or result from (including any Direct Claim or third-party claim): (a) (i) any inaccuracy in, or violation or breach of, the representations and warranties in Article IV, other than the Seller Fundamental Representations or in Section 4.7; (i) any inaccuracy in, or violation or breach of, the Seller Fundamental Representations or Section 4.7; (b) any breach or non-fulfillment of any of the covenants or agreements of Seller in this Agreement; (c) any and all Seller Taxes and Enterprise Taxes; (d) any Liabilities of the Company, Enterprise, EPCO or Seller arising out of the operations of the Company, the Business or the Purchased Assets prior to the Closing Date and (e) any Liabilities discussed in Section 7.8(h). Seller’s indemnification obligations under this Section 10.2 shall, subject to Section 10.4(a), terminate upon expiration of the applicable Survival Periods or, to the extent a Survival Period is not applicable, survive indefinitely.

Section 10.3 Indemnification by Buyer. Subject to the limitations set forth in this Agreement, Buyer shall, from and after Closing, indemnify, defend and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents, advisors or Representatives (collectively, the “Seller Indemnitees”), from and against any and all Losses which arise out of or result from (including any Direct Claim or third-party claim): (a) any inaccuracy in, or violation or breach of, the representations and warranties in Article V; and (b) any breach or non-fulfillment of any of the covenants or agreements of Buyer in this Agreement. Buyer’s indemnification obligations under this Section 10.3 shall, subject to Section 10.4(a), terminate upon expiration of the applicable Survival Periods or, to the extent a Survival Period is not applicable, survive indefinitely.

Section 10.4 Certain Limitations.

(a) No claim for indemnification may be asserted against either Seller or Buyer for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by Buyer or Seller, as applicable, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the expiration date of any applicable Survival Period.

(b) Seller shall not be liable under Section 10.2(a)(i) unless and until the cumulative aggregate amount of all Losses in respect thereof exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Deductible”), in which event Seller shall only be liable for Losses in excess of the Deductible; provided, however, that Seller shall not be liable under Section 10.2(a)(i) for any individual or series of related Losses which does not exceed Thirty Seven Thousand Five Hundred Dollars ($37,500) (“De Minimis Losses”), which De Minimis Losses shall not be counted toward the Deductible and in no event shall Seller have any liability hereunder for such De Minimis Losses. Notwithstanding anything to the contrary contained in this Agreement, Seller’s aggregate liability for all Losses resulting from or relating to any Direct Claims made under Section 10.2(a)(i) or third party claims made under Section 10.2(a)(i) shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Cap”). The Parties hereby acknowledge that the Cap shall be a single amount applicable to the aggregate of all Direct Claims for indemnification arising under Section 10.2(a)(i) and third party claims for indemnification arising under Section 10.2(a)(i) and that any indemnification payments made in respect of any Direct Claims pursuant to Section 10.2(a)(i) or third party claims pursuant to Section 10.2(a)(i) shall reduce the remaining amounts available under the Cap for all such claims.

(c) Each of the Buyer Indemnitees and the Seller Indemnitees shall use its commercially reasonable efforts to mitigate any Losses in connection with this Agreement.

(d) The amount of any Losses for which indemnification is provided under this Article X shall be computed net of (i) any insurance or other proceeds actually received by the Indemnified Party in connection with such Losses and (ii) any indemnity, contribution or other similar payment the Indemnified Party received from any other Person with respect to such Loss less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that no Party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article X and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).

(e) The amount of any indemnification payment made by a Party under Article X shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable Law following a final determination as defined in Section 1313 of the Code.

(f) Upon payment of any Losses with respect to a claim pursuant to this Article X, the Indemnifying Party shall be subrogated to the extent of such payment (and to recover costs or expenses incurred by the Indemnifying Party in enforcing such recovery rights against such Person) to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim for indemnification. The Indemnified Party shall assign such rights to and otherwise reasonably cooperate with the Indemnifying Party, at the cost and expense of Indemnifying Party, to pursue any claims against or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

(g) In the event Losses suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of this Article X independently, any such Indemnified Party shall only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that recovery by such particular Indemnified Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(h) No Indemnified Party shall be entitled to bring a claim for indemnification for any breach or inaccuracy of any representation, warranty or covenant set forth in this Agreement if Buyer (if such Indemnified Party is a Buyer Indemnitee) or Seller (if such Indemnified Party is a Seller Indemnitee) had Knowledge of such breach or inaccuracy as of the Execution Date. Notwithstanding the foregoing, an Indemnified Party’s right to indemnification pursuant to this Article X shall not be affected by (i) any investigation or audit conducted on or after the Execution Date or (ii) the knowledge of any Party of any breach of a representation, warranty or covenant by any other Party at any time with respect to any matters arising or discovered after the Execution Date.

Section 10.5 Sole and Exclusive Remedy. Except with respect to claims based on the Fraud, willful misconduct or Willful Breach of any Party or any Affiliate of any Party, except as otherwise set forth in the proviso in Section 10.8 and except as set forth in Section 11.11, the indemnities provided in this Article X shall, from and after Closing, be the sole and exclusive remedy of Buyer Indemnitees against Seller and its Affiliates or the Seller Indemnitees against Buyer and its Affiliates, as the case may be, at Law or in equity for all claims whatsoever, whether arising in contract, tort or otherwise, and including any claims based on negligent misrepresentation, relating to this Agreement and any other document or certificate delivered in connection herewith, the Company, any applicable Law or otherwise; provided, however, that nothing in this Agreement shall prevent either Party from seeking an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof. In furtherance of the foregoing, Buyer and Seller hereby waive, for themselves and as agent for each of their Affiliates (including the Company), from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims based on Fraud or willful misconduct or claims for equitable relief related to the breach of any covenant or agreement of the Party contained in this Agreement requiring performance after the Closing), whether arising in contract, tort or otherwise (including any claims based on negligent misrepresentation) the other Party or any of its Affiliates may have against it or any of their Affiliates or any of their respective officers, directors, employees, agents or advisors relating to this Agreement and any other document or certificate delivered in connection herewith, except pursuant to the indemnification provisions set forth in this Article X. Furthermore, the Parties each hereby acknowledge that (i) this Agreement embodies the justifiable expectation of sophisticated Parties knowledgeable in business and derived from voluntary, arm’s length negotiations; (ii) all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction; and (iii) no fiduciary relationship or duty exists between or among Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand.

Section 10.6 Third Party Claims. Each Indemnified Party shall give the Indemnifying Party prompt written notice of any third-party claim which may give rise to any indemnity obligation under this Article X, together with the estimated amount of such claim (if reasonably estimable), and the Indemnifying Party shall have the right to assume the defense of any such claim through counsel of its own choosing reasonably acceptable to Indemnified Party, by so notifying the Indemnified Party within fifteen (15) days of receipt of the Indemnified Party’s written notice. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If the Indemnifying Party declines, fails or is not permitted by the terms of this Agreement to assume the defense of such third-party claim within such fifteen (15) day period, the Indemnified Party may employ counsel of its choosing to represent or defend it in any such third-party claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party it may do so at its sole cost and expense; provided, however, that the Indemnifying Party shall be entitled to control any such defense; provided, further, that the Indemnifying Party shall pay such Indemnified Party’s expenses if the named parties to any such action (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party. No Party shall, without the prior written consent of the other Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other Party or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other Party and its Affiliates for any liability arising out of such claim or demand or any related claim or demand. The Indemnifying Party shall not be entitled to assume or control the defense of such third-party claim, but shall be able to participate fully and jointly with the Indemnified Party (at the Indemnifying Party’s sole cost and expense; provided, further, that the Indemnifying Party shall pay such Indemnified Party’s expenses if the named parties to any such action (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party), if: (i) the third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); or (ii) the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use commercially reasonable efforts to keep the other Party reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

Section 10.7 Direct Claims. Each Indemnified Party shall give the Indemnifying Party prompt written notice of any claim that does not involve a third-party claim (a “Direct Claim”), which may give rise to any indemnity obligation under this Article X, together with the estimated amount of such Direct Claim (if reasonably estimable).

Section 10.8 Waiver. Notwithstanding anything in this Agreement to the contrary, no Party nor any of its Affiliates shall be liable – under this Agreement, any applicable Law or otherwise – to any other Parties or any of their Affiliates for special, punitive, exemplary, incidental, consequential or indirect damages, including loss of future revenue, income or profits, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability or other fault; provided, however, that this Section 10.8 shall not limit a Party’s liability for any such damages (i) as a result of Fraud, willful misconduct or Willful Breach or (ii) recovered by third parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to Article X.

Section 10.9 Seller Ultimate Cap. Except (a) as a result of fraud, willful misconduct or Willful Breach, (b) for recovery by third parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to this Article X or (c) for Losses for which indemnification is owed pursuant to Section 10.2(d) or (e), in no event shall Seller’s and its Affiliates’ aggregate liability for any and all claims whatsoever, whether arising in contract, tort or otherwise, and including any claims based on negligent misrepresentation, relating to this Agreement (including any claims for indemnification under Section 10.2 (other than claims for indemnification arising under Section 10.2(d) or (e)), or any other document or certificate delivered in connection herewith, the Company or any applicable Law or otherwise, exceed the Purchase Price (the “Seller Ultimate Cap”). The Parties hereby acknowledge that the Seller Ultimate Cap shall be a single amount applicable to the aggregate of all such claims described in the immediately preceding sentence, including any claims for indemnification arising under Section 10.2 (other than claims for indemnification arising under Section 10.2(d) or (e)), and that any payments made in respect of any such claims, including any indemnification payments made pursuant to Section 10.2 (other than claims for indemnification arising under Section 10.2(d) or (e)), shall reduce the remaining amounts available under the Seller Ultimate Cap for all such claims.

Section 10.10 Buyer Ultimate Cap. Except (a) as a result of fraud, willful misconduct or Willful Breach or (b) for recovery by third parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to this Article X, in no event shall Buyer and its Affiliates’ aggregate liability for any and all claims whatsoever, whether arising in contract, tort or otherwise, and including any claims based on negligent misrepresentation, relating to this Agreement (including any claims for indemnification under Section 10.3), or any other document or certificate delivered in connection herewith or therewith, the Company or any applicable Law or otherwise, exceed the Purchase Price (the “Buyer Ultimate Cap”). The Parties hereby acknowledge that the Buyer Ultimate Cap shall be a single amount applicable to the aggregate of all such claims described in the immediately preceding sentence, including any claims for indemnification arising under Section 10.3, and that any payments made in respect of any such claims, including any indemnification payments made pursuant to Section 10.3, shall reduce the remaining amounts available under the Buyer Ultimate Cap for all such claims.

ARTICLE XI.
GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent (i) by facsimile or e-mail of a PDF document (with written confirmation of receipt) or (ii) by hand, overnight courier or certified mail, in each case, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

if to Seller:
ARB Oklahoma Holdings, LLC
c/o ARB Midstream, LLC
Attn: General Counsel
Telephone: (720) 600-7500
Facsimile: (720) 600-7504
Email: Legal @ARBMidstream.com

if to Buyer:
GulfMark Energy, Inc.
17 South Briar Hollow Lane
Houston, TX 77027
Telephone: (713) 881- 3508
Email: ggriffith@gulfmarkenergy.com
Attn: Geoff Griffith

with a copy to (which shall not constitute notice):
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, TX 77002
Attn: Michael T. Larkin
Telephone: (713) 226-6629
Email: mlarkin@porterhedges.com

Section 11.2 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and, in the case of an amendment, signed by the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure or delay by any Party in exercising any right, remedy, power or privilege arising hereunder shall operate or be construed as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3 Assignment. No Party may assign any of its rights or obligations under this Agreement, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, Buyer may assign this Agreement without the prior written consent of Seller or its Affiliates; provided further that such assignment will not impede or delay the consummation of the transactions contemplated by this Agreement and Buyer shall remain responsible for the performance of its obligations hereunder (and liable for any breach thereof).

Section 11.4 Entire Agreement. This Agreement (including Annexes, Schedules and Exhibits) and the other documents delivered pursuant hereto comprise the entire agreement between the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such subject matters, except for the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein and any other written agreement of the Parties that expressly provides that it is not superseded by this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Annexes, Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 11.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as provided in Article X with respect to the Seller Indemnitees and Buyer Indemnitees, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.6 Public Disclosure. No communication, release or announcement to the public or to employees or others not directly involved in the negotiation or approval of this Agreement shall be issued or made by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such communication, release or announcement may be required by Law or the rules or regulations of any U.S. or other securities exchange or similar organization, in which case the Party required to make the communication, release or announcement shall allow the other Party reasonable time to comment thereon in advance of such issuance.

Section 11.7 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the Parties shall be responsible for the payment of its or any of its Affiliates’ own costs and expenses incurred in connection with the negotiations leading up to and the performance of its own obligations pursuant to this Agreement, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party.

Section 11.8 Governing Law; Jurisdiction; Jury Trial.

(a) Governing Law. This Agreement, and all actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or any of the other documents contemplated hereby or the negotiation, execution or performance of this Agreement or any of the other documents contemplated hereby, shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

(b) Submission to Jurisdiction. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Harris County, Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY or INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.10 Severability. If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability in any jurisdiction affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.11 Specific Performance. The Parties agree that irreparable damage may occur and that the Parties would not have any adequate remedy at law if any of the covenants and agreements of any Party contained herein that by their terms are to be performed at or after the Closing was not performed in accordance with its terms. It is accordingly agreed that the Parties shall be entitled to equitable relief, without the posting of a bond, including in the form of an injunction or injunctions or orders for specific performance, to enforce specifically any of the covenants and agreements of the Parties contained herein that by their terms are to be performed at or after the Closing in any action instituted in any court of the United States or any State or foreign jurisdiction thereof having jurisdiction over the Parties and the matter. Such courts include the state courts of Harris County of the State of Texas and the United States District Court for the Southern District of Texas, and each Party hereby expressly consents to personal jurisdiction and venue in such courts, waiving any claim of improper venue or that such courts are an inconvenient forum, or the absence of any property in the forum. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the providing of notice in accordance with the provisions of Section 11.1. Such equitable relief shall be in addition to any other remedy to which the Parties hereto are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach.

Section 11.12 Representation By Counsel; No Strict Construction. Buyer and Seller acknowledge and agree that (a) the Parties have participated jointly in the negotiation and drafting of this Agreement, (b) each of them has been represented by counsel in connection with the negotiation of this Agreement and the transactions contemplated hereby and (c) the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it shall have no application and is expressly waived.

[Remainder left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed and delivered as of the date first set forth above.

SELLER:
ARB OKLAHOMA HOLDINGS, LLC
By:	ARB Midstream Operating Company, LLC,
its Sole Member

By:	/s/ Adam Bedard
Name:	Adam Bedard
Title:	Chief Executive Officer

BUYER:
GULFMARK ENERGY, INC.

By:	/s/ Geoff Griffith
Name:	Geoff Griffith
Title:	President

Signature Page to Purchase and Sale Agreement